RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles &
Company, L.P.

Name of Fund:  Loomis Sayles Intermediate
Duration Bond Fund

Total Net Assets of Fund:  $184,118,167.75

Issuer:  Air Canada 2017-1A PTT

Underwriter(s): See Attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  12/7/2017

Date of Offering:  12/7/2017

Amount of Purchase1 :  $3,340,000.00

Purchase Price:  $100

Commission or Spread: 1.00%


Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue
registered under the Securities Act of 1933
(the "1933 Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment
Company Act of 1940, (iii)"municipal
securities" as defined under the Securities
Exchange Act of 1934, (iv) sold in an
offering conducted under the laws of a
country other than the United States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933
Act.

	If the securities meet conditions (i), (ii), (iv) or (v):

X	the issuer of such securities
has been in continuous
operation for not less than
three years (including
operations of predecessors).




Issuer was founded prior to 2014.

If the securities meet conditions (iii):

X	such securities are
sufficiently liquid that they
can be sold at or near their
carrying value within a
reasonably short period of
time and are either subject to
no greater than moderate
credit risk or, if the issuer of
the municipal securities (or
the entity supplying revenues
or other payments from
which the issue is to be paid)
has been in continuous
operation for less than three
years (including any
predecessors), subject to a
minimal or low amount of
credit risk (with
determination as to whether
the issue of municipal
securities meeting the
preceding criteria having
been made by the investment
adviser/and or subadviser of
the relevant fund).


X	The securities were purchased prior to the
end of the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was
reasonable and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by
the Fund, aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.2

X	No underwriter which is an affiliate of the
Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale
(or part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







      	Signed by: /s/ Chip Bankes
		Date: 12/29/17
	Signed By: /s/ Brendan Joyce
		Date: 12/29/17

1 Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
2  Special counting rules apply for Rule 144A offerings.




Exhibit 77O(xvi)